EXHIBIT 99.1

SPECIALIZED HEALTH PRODUCTS REPORTS FOURTH QUARTER
AND YEAR-END 2005 RESULTS

BOUNTIFUL, Utah – March 8, 2006 - Specialized Health Products International, Inc. (OTCBB: SHPI), a manufacturer and marketer of proprietary safety medical devices, today reported consolidated financial results for the fourth quarter and fiscal year-ended December 31, 2005.

Fourth quarter highlights include:

•                  Company reports record revenues of $1.9 million for the quarter

•                  Manufactured product sales increase 27% to $1.1 million

•                  SecureLoc™ Safety Introducer Needle product launch late in the quarter and signing of 5-year OEM supply agreement with Merit Medical Systems

•                  Signing of license agreement for SecureLoc™ safety IV catheter product applications with a multinational medical products company – the non-exclusive deal includes $1 million in upfront and milestone payments and on-going royalties on product sales

•                  Announcement of merger agreement with The Med-Design Corporation (Nasdaq: MEDC)

Year-End 2005 highlights include:

•                  Company achieves $7.0 million in annual revenues

•                  Manufactured product sales increase 48% to $3.7 million

•                  Gross profit margin for the year equals 70%, reflecting a shift in revenue mix with manufactured product sales accounting for more than 50% of total revenue

•                  Manufactured product sales and royalty revenue represent 80% of total revenue and deliver a blended gross margin of 76%

•                  Reported net loss is $2.8 million, including non-cash charges related to stock compensation and patent litigation of $2.4 million

Revenue for the fourth quarter of 2005 was $1.9 million, a 14% increase as compared to $1.7 million in the same period last year. The Company reported a net loss of $1.7 million for the fourth quarter of 2005, including non-cash charges of $1.4 million. This equates to a net loss of $(0.04) per diluted share, including $(0.03) per share in non-cash charges, compared to a net loss of $47,000 or breakeven on an earnings per diluted share basis for the same period last year. Non-cash charges recorded in the quarter include a $327,000 charge for amortization of deferred compensation and a $1.1 million accrual for patent litigation expense, which amount represents the Company’s estimate of the portion of costs associated with Becton Dickinson’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due SHPI through the end of 2007.

Revenue for the year-ended December 31, 2005 increased 21% to $7.0 million, compared to $5.8 million in 2004. The reported net loss for the year-ended December 31, 2005, was $2.8 million, including non-cash charges of $2.4 million. These non-cash charges are comprised of the $1.1 million accrual for patent litigation expense discussed above and a $1.3 million charge related to amortization of deferred compensation. The net loss per diluted share was $(0.07) in 2005, including $(0.06) per share in non-cash charges, compared to a net loss per diluted share of $(0.01) in 2004.

“Over the past year we accomplished several strategic objectives which should provide a strong platform for profitable growth in the future,” commented Jeff Soinski, President and Chief Executive Officer. “During the year, we received 510(k) marketing clearance from the FDA for two new self-manufactured product lines, MiniLoc™ Safety Infusion Set, our next generation safety Huber needle, and SecureLoc™ Safety Introducer Needle, the first commercial product application of our broad-reaching SecureLoc™ platform technology. Both new product lines were launched in the second half of the year and based upon initial market response are anticipated to be major revenue contributors in 2006.”

“During 2005, we also signed important new product agreements with major corporate partners,” continued Mr. Soinski. “In September, we signed a development and OEM supply agreement with Bard Access Systems for a specialty safety needle product. In October, we signed a non-exclusive 5-year OEM supply agreement with Merit Medical Systems for our SecureLoc™ Safety Introducer Needle. And, in December we signed a license agreement with an undisclosed multinational medical products company for a passive safety IV catheter application of our SecureLoc™ platform technology. We are currently engaged in discussions with large corporate partners related to other new product applications of our SecureLoc™ platform technology, and anticipate announcing additional product agreements in 2006.”

“In the fourth quarter we announced the signing of a merger agreement with The Med-Design Corporation. If approved by stockholders of both companies, we expect the merger to close in the second quarter of 2006,” said Mr. Soinski. “By combining these two independently growing companies into one stronger, more efficient entity, we expect to expand our presence in safety medical needles and create new opportunities to drive profitable growth. We also expect the combination to provide us with reliable new revenue streams, additional cash, and significant opportunities for cost-savings.”

“As we look to 2006, we expect to grow revenues by 25-35% on a stand-alone basis based upon the growth of our currently marketed products and the launch of three new manufactured product lines in the second half of the year. Revenue related to the Med-Design merger would provide additional opportunities for growth,” added Mr. Soinski. “We expect to maintain gross margins at a level similar to those achieved in 2005. While we will continue to invest in the development and commercialization of our pipeline products, we expect to maintain research and development spending at a level similar to 2005, with R&D spending continuing to decline as a percentage of revenue. We expect to be profitable before non-cash stock compensation expense and generate positive cash flow from operations in 2006.”

Conference Call

SHPI will conduct a conference call to discuss fourth quarter and year-end 2005 financial results on Thursday, March 9, 2006, at 4:30 p.m. EST. Investors can participate in the conference call live by dialing (888) 423-3275 in the U.S. and (612) 332-0530 internationally. In addition, the call will be webcast live and available for playback within one hour of completion of the call through a link on the company’s website at www.shpi.com. A replay of the call will also be available for one week after the event by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally and entering access code: 820968.

About Specialized Health Products International, Inc.

Specialized Health Products International, Inc. (“SHPI”) is a leading developer, manufacturer and marketer of proprietary disposable medical devices for clinician and patient safety. SHPI has developed multiple safety needle products based upon two primary patented technology platforms, FlexLoc® and SecureLocTM, which apply to virtually all medical needles used today. SHPI manufactures and markets certain products, including LiftLoc® and MiniLoc™ Safety Infusion Sets, under its own label. It licenses or supplies other products to leading manufacturers and marketers in the global disposable medical products industry, including Tyco Healthcare, Bard Access Systems, and BD Medical Systems. In November 2005, SHPI announced a merger agreement with The Med-Design Corporation (Nasdaq: MEDC), another leading technology provider in the safety medical needle space. For more information about SHPI, visit the company’s website at www.shpi.com.

Additional Information

In connection with the proposed merger with Med-Design, SHPI has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a joint proxy statement/prospectus and other relevant materials in connection with the proposed merger.

INVESTORS AND SECURITY HOLDERS OF SHPI AND MED-DESIGN ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SHPI, MED-DESIGN, AND THE MERGER.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by SHPI or Med-Design with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investor and security holders may obtain free copies of the documents (when they become available) filed with the SEC by SHPI by directing a request to: Specialized Health Products International, Inc., 585 West 500 South, Bountiful, Utah 84010, Attn: Investor Relations. Investors may obtain free copies of the documents (when they become available) filed with the SEC by Med-Design by directing a request to: The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003, Attn: Investor Relations.

SHPI, Med-Design and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of SHPI and Med-Design in favor of the merger. Information about the executive officers and directors of SHPI and their ownership of SHPI common stock is set forth in SHPI’s Form 10-KSB for the fiscal year ended December 31, 2005, which was filed with the SEC on March 8, 2006. Information about the executive officers and directors of Med-Design and their ownership of Med-Design’s common stock is set forth in Med-Design’s Form 10-K/A for the fiscal year ended December 31, 2004, which was filed with the SEC on May 2, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of SHPI, Med-Design and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. The foregoing statements regarding our outlook on our future performance, the potential impact of new product agreements, the trends with respect to new products, our revenue expectations and statements regarding the proposed transaction between SHPI and Med-Design and the transactions related thereto include forward looking statements, which are subject to risks and uncertainties, including but not limited to the fact that our success is dependent on sales generated by our distribution and licensing partners, we have a history of losses, most of our revenues are based on relationships with two companies, which relationships may cease for a variety of reasons, we are dependent on third party manufacturers, we may need and be unable to obtain additional financing, we can be harmed by adverse governmental regulation, we may fail to obtain certain FDA approvals, we are subject to negative pricing pressures, our products may fail, our research and development efforts may fail, and the proposed transaction with Med-Design may not ultimately close for any of a number of reasons, such as we or Med-Design  not obtaining stockholder approval; that we will forego business opportunities while the transaction is pending; that prior to the closing of the transaction, the businesses of SHPI and Med-Design may suffer due to uncertainty; that, in the event the transaction is completed, the combination of SHPI and Med-Design may not result in a stronger company; and that the costs related to the transaction will exceed the benefits. Statements made herein are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. We may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of our accounting policies and other risk factors detailed in our SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect us and our operations, are included on certain forms we file with the Securities and Exchange Commission.

Contact:

Specialized Health Products International, Inc.

Paul S. Evans

Tel: 801-298-3360

pevans@shpi.com

# # #

(Financial Tables Follow)

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS-ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

	Three Months Ended		Year-Ended
	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Revenue:
Product sales and royalties	$1,541,802	$1,286,702	$5,563,700	$4,361,052
Technology fees and license revenues	24,578	298,906	305,938	895,624
Development fees and related services	367,995	116,963	1,111,906	508,602

Total revenue	1,934,375	1,702,571	6,981,544	5,765,278

Cost of sales	828,773	264,448	2,080,659	1,082,131

Gross profit	1,105,602	1,438,123	4,900,885	4,683,147

Operating expenses:
Research and development (2005 excludes amortization of deferred compensation of $109,854 and $435,329; 2004 excludes $82,772 and $82,772)	809,572	651,376	2,942,687	2,437,880
Sales and marketing (2005 excludes amortization of deferred compensation of $5,481 and $19,081; 2004 excludes $2,595 and $11,895)	252,207	221,610	985,155	1,007,338
General and administrative (2005 excludes amortization of deferred compensation of $211,395 and $842,026; 2004 excludes $161,788 and $161,788)	297,930	369,101	1,291,743	1,334,639
Amortization of deferred compensation	326,730	244,560	1,296,435	256,455
Patent litigation expense	1,095,200	—	1,095,200	—
Total operating expenses	2,781,639	1,486,647	7,611,220	5,036,312
Loss from operations	(1,676,037)	(48,524)	(2,710,335)	(353,165)
Other income (expense)	(25,495)	1,922	(48,386)	9,526

Net loss	$(1,701,532)	$(46,602)	$(2,758,721)	$(343,639)

Net loss per share	$(.04)	$.00	$(.07)	$(.01)
Weighted average number of common shares	41,106,548	41,055,644	41,200,119	36,970,882

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2005 AND DECEMBER 31, 2004

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$707,222	$1,571,926
Accounts receivable	1,577,715	1,228,647
Inventory	618,490	286,577
Prepaid expenses and other	58,190	146,924
Total current assets	2,961,617	3,234,074

Property and equipment, net	886,141	447,907
Intangible assets, net	241,115	261,115
Other assets	549,742	114,633
	$4,638,615	$4,057,729

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$2,162,895	$1,803,484
Deferred revenue, net of current portion	368,735	77,500
Deferred rent	3,176	10,797
Accrual for patent litigation expenses, net of current portion	845,200	—
Note payable — long term	500,000	—
Total liabilities	3,880,006	1,891,781
Stockholders’ equity:
Preferred stock, $.001 par value; 30,000,000 shares authorized, no shares outstanding	—	—
Common stock, $.02 par value; 70,000,000 shares authorized, 44,629,445 and 44,457,995 shares issued and outstanding, respectively	892,589	889,160
Additional paid-in capital	42,153,783	42,007,866
Deferred compensation	(2,376,330)	(3,578,366)
Accumulated deficit	(39,911,433)	(37,152,712)
Total stockholders’ equity	758,609	2,165,948
	$4,638,615	$4,057,729